Exhibit 3.1.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

URANIUM RESOURCES, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is Uranium Resources, Inc.

2. The Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended by amending Article 4 thereof to read in its entirety as follows:

ARTICLE 4

The total number of shares of all classes of stock which the Corporation has authority to issue is 200,000,000 shares with a par value of $0.001 per share.  The shares are designated as Common Stock, have one vote per share and have identical rights and privileges in every respect.  The holders of the stock of the Corporation shall have no preemptive rights to subscribe for any securities of the Corporation.

Effective as of April 10, 2006, at 5:00 p.m. Eastern Daylight Time (the “Effective Time”), each four (4) shares of the Common Stock issued and outstanding or held in the treasury (if any) prior to the Effective Time (“Old Common Stock”) shall be automatically changed and reclassified, without further action, into one (1) fully paid and nonassessable share of Common Stock.  There shall be no fractional shares issued.  A holder of record of Old Common Stock who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Common Stock, as reported on the Over the Counter Bulletin Board, on the last trading day prior to Effective Time (or if such price is not available, the average of the last bid and asked prices of the Common Stock on such day or other price determined by the Corporation’s board of directors).

3. The foregoing amendment was adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment shall become effective at 5:00 p.m., local time, on April 10, 2006.

Signed this 29th day of March, 2006.

URANIUM RESOURCES, INC.

By:	/s/ Paul K. Willmott
Name:	Paul K. Willmott
Title:	President